Exhibit 10.23

RESTRICTED SHARE GRANT AGREEMENT

(Executive Officers)

This Restricted Share Grant Agreement (“Agreement”) is entered into as of [DATE] between ORASURE TECHNOLOGIES, INC., a Delaware corporation (“OraSure” or the “Company”), and [NAME] (“Participant”).

The OraSure Technologies, Inc. Stock Award Plan (the “Plan”) is administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of OraSure. This Agreement evidences the Committee’s grant of an Award of Restricted Shares to Participant under the Plan. Capitalized terms not otherwise defined in this Agreement have the meanings given in the Plan.

OraSure and Participant agree as follows:

1. Grant of Restricted Shares. Subject to the terms and conditions of this Agreement and the Plan, OraSure shall issue to Participant [# OF SHARES] shares of OraSure common stock (the “Restricted Shares”).

2. Terms of Restricted Shares. The Restricted Shares shall be subject to all the provisions of the Plan and to the following terms and conditions:

2.1 Transfer Restrictions. Except as expressly provided in Section 2.2, none of the Restricted Shares, or any rights under this Agreement, may be sold, assigned, transferred, pledged, encumbered, or otherwise disposed of, voluntarily or involuntarily, by Participant. The foregoing restrictions are in addition to any other restrictions on transfer of the Restricted Shares arising under federal or state securities laws or other agreements with OraSure. Any purported sale, assignment, transfer, pledge, encumbrance, or other disposition of Restricted Shares in violation of this Agreement shall be null and void and may and should be enjoined.

2.2 Vesting of Restricted Shares. The Restricted Shares shall become Vested, and the restrictions set forth in Section 2.1 shall expire, (a) (i) on [DATE] with respect to [# OF SHARES] of the Restricted Shares, (ii) on [DATE] with respect to the next [# OF SHARES] Restricted Shares and (iii) on [DATE] with respect to the remaining [# OF SHARES] Restricted Shares or (b) immediately as to 50% of the Restricted Shares which are not then Vested upon termination of Participant’s employment by the Company without Cause (as defined below) or by Participant for Good Reason (as defined below), in each case during a period other than a Change of Control Period (as defined below), or (c) immediately as to all Restricted Shares which are not then Vested upon (i) any Change of Control (as defined below) or (ii) upon termination of Participant’s employment by the Company without Cause or by Participant for Good Reason, in each case during a Change of Control Period, or (d) immediately as to all Restricted Shares which are not then Vested upon Participant’s earlier death or Disability. When the

Restricted Shares have become Vested, OraSure shall deliver to Participant one or more share certificates evidencing the Vested Restricted Shares, without the legend described in Section 4, and shall return the corresponding stock power or stock powers described in Section 4. The terms of this Agreement, including, but not limited to, the number of such Restricted Shares which shall become Vested in accordance with this Section 2.2, shall be subject to adjustment pursuant to Section 14.2 of the Plan.

2.3 Employment Requirement–Forfeiture. If Participant’s employment with OraSure terminates for any reason other than an event described in Section 2.2(b) or 2.2(c) or 2.2(d) at any time prior to the date the Restricted Shares become Vested, all of the Restricted Shares that are not then Vested after giving effect (if any) to Section 2.2(b), 2.2(c) and 2.2(d) above shall be forfeited to OraSure with no payment to Participant.

3. Rights as Stockholder. Except as expressly provided in this Agreement, Participant shall be entitled to all the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive cash dividends, if any, payable with respect to the Restricted Shares is subject to the restrictions described in Section 9.6 of the Plan. Any stock dividends issued with respect to the Restricted Shares before the Restricted Shares have become Vested shall be treated as additional Restricted Shares subject to this Agreement and shall become Vested as the Restricted Shares with respect to which such stock dividends were issued become Vested.

4. Share Certificates. Certificates for the Restricted Shares shall be issued in Participant’s name and shall be held by OraSure until the Restricted Shares are Vested or forfeited as provided in this Agreement. Participant shall execute and deliver to OraSure a separate stock power in blank with respect to each certificate for the Restricted Shares. All certificates for Restricted Shares that have not yet become Vested shall bear a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED AS RESTRICTED SHARES UNDER THE ORASURE TECHNOLOGIES, INC., STOCK AWARD PLAN (THE “PLAN”) AND ARE SUBJECT TO RESTRICTIONS ON THEIR SALE, ASSIGNMENT, TRANSFER, PLEDGE, ENCUMBRANCE, OR OTHER DISPOSITION SET FORTH IN A RESTRICTED SHARE GRANT AGREEMENT UNDER THE PLAN. A COPY OF THE RESTRICTED SHARE GRANT AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST FROM ORASURE TECHNOLOGIES, INC.

Certificates for the Restricted Shares may also bear any other restrictive legends required by law or any other agreement.

5. Federal Tax Election. Participant agrees to promptly notify OraSure if Participant makes an election under Internal Revenue Code Section 83(b) with respect to the Restricted Shares. Participant acknowledges that such an election must be made within 30 days after the issuance of the Restricted Shares.

6. Withholding Taxes. Participant shall pay to OraSure, or permit OraSure to withhold from other amounts payable to Participant, as compensation or otherwise, an amount sufficient to satisfy all federal, state, and local withholding tax requirements or tax liability with respect to the issuance or the Vesting of the Restricted Shares. Alternatively, Participant may, by written notice to the Committee that complies with any applicable timing restrictions imposed pursuant to Rule 16b-3 under the Exchange Act, elect to satisfy all or a part of the withholding tax obligations incident to the issuance or Vesting of the Restricted Shares by having OraSure withhold a portion of the Restricted Shares that would otherwise be issuable to Participant. Such Restricted Shares will be valued based on their Fair Market Value on the date the tax withholding is required to be made. Any stock withholding with respect to Participant will be subject to such limitations as the Committee may impose to comply with the requirements of the Exchange Act.

7. Other Documents. Participant agrees to furnish OraSure any documents or representations OraSure may require related to the Restricted Shares or this Agreement to assure compliance with applicable laws and regulations.

8. Service Period. Except as otherwise provided in Section 2.2, the period of service to be performed by Participant as an employee in connection with the issuance of the Restricted Shares to Participant is (i) the one (1) year period beginning on the date of this Agreement and ending on [DATE] with respect to the Restricted Shares referred to in clause 2.2(a)(i); (ii) the two (2) year period beginning on the date of this Agreement and ending on [DATE] with respect to the Restricted Shares referred to in clause 2.2(a)(ii); and (iii) the three (3) year period beginning on the date of this Agreement and ending on [DATE] with respect to the Restricted Shares referred to in clause 2.2(a)(iii).

9. Certain Defined Terms. When used in this Agreement, the following terms have the meanings specified below:

9.1 “Cause” shall have the meaning set forth in the Employment Agreement.

9.2 “Change of Control” shall have the meaning set forth in the Employment Agreement.

9.3 “Change of Control Period” shall have the meaning set forth in the Employment Agreement.

9.4 “Employment Agreement” means the Employment Agreement dated as of [DATE] between the Company and Participant.

9.5 “Good Reason” shall have the meaning set forth in the Employment Agreement.

10. No Employment Contract. Neither the Plan nor this Agreement constitutes a contract of employment of Participant by OraSure.

11. Notices. Any notices under this Agreement shall be in writing and shall be effective when actually delivered personally or, if mailed, when deposited as certified mail, directed to OraSure at its principal offices, to Participant at the address maintained in OraSure’s records, or to such other address as either party may specify by notice to the other party.

12. Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to any contrary conflicts of laws rules.

13. Successorship. Subject to the restrictions on transferability of the Restricted Shares set forth in this Agreement and the Plan, this Agreement shall be binding upon and benefit the parties, their successors and assigns.

ORASURE TECHNOLOGIES, INC.

By:
[NAME OF EMPLOYEE]
Title: